SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. A# 1)

                                 SYNOPSYS, INC.
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                    871607107
                               ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G/A
CUSIP NO. 871607107
- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC., a California corporation, AMERINDO ADVISORS (U.K.) LIMITED, AMERINDO INVESTMENT ADVISORS, INC., a Panama corporation, the AMERINDO INVESTMENT ADVISORS INC. PROFIT SHARING TRUST, ALBERTO W. VILAR and GARY A. TANAKA, who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     See Item 4 of separate cover pages for Reporting Persons

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                      None
Beneficially Owned
by Each Reporting
Person with         (6)  Shared Voting Power

                    195,672 shares in the aggregate for all Reporting Persons and as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                 None

                    (8)  Shared Dispositive Power

                    195,672 shares in the aggregate for all Reporting Persons and as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     195,672 shares in the aggregate for all Reporting Persons and as to all of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.47%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC.

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    195,672 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    195,672 shares, as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     195,672 shares, as to all of which beneficial ownership is disclaimed


- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.47%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO ADVISORS (U.K.) LIMITED

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power                         None
Person with
                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power                    None

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     None

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.0%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS, INC.

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Panama
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power                         None
Person with
                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power                    None

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     None

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.0%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC. PROFIT SHARING TRUST

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Florida
- --------------------------------------------------------------------------------

Number of Shares
Beneficially Owned
by Each Reporting
Person with         (5)  Sole Voting Power                           None

                    (6)  Shared Voting Power                         None

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power                    None

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     None

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.0%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     ALBERTO W. VILAR

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
- --------------------------------------------------------------------------------

Number of Shares
Beneficially Owned
by Each Reporting
Person with         (5)  Sole Voting Power                None

                    (6)  Shared Voting Power

                    195,672 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power           None

                    (8)  Shared Dispositive Power

                    195,672 shares, as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     195,672 shares, as to all but a portion of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.47%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   871607107

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     GARY A. TANAKA

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    195,672 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    195,672 shares, as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     195,672 shares, as to all of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.47%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

Item 1.
- ------

     (a) The name of issuer as to whose securities this statement relates is Synopsys, Inc. (the "Issuer").

     (b) The address of Issuers principal place of business is 700 East Middlefield Road, Mountain View, CA 94043.


Item 2.
- -------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Advisors (U.K.) Limited, a United Kingdom corporation whose principal executive offices are located at 43 Upper Grosvenor Street, London WIX 9PG England ("Amerindo UK"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama") the Amerindo Investment Advisors Inc. Profit Sharing Trust, whose address is 2655 Le Jeune Road, Coral Gables, Florida 33134 (the "Plan"), Alberto W. Vilar and Gary A. Tanaka (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo, Amerindo UK and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting changing or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment
Advisors Act of 1940, as amended, and Amerindo UK is registered with the Investment Management Regulatory Organization in the United Kingdom.
Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities, and Mr. Vilar is sole trustee of the Plan (which is a qualified employee benefit plan). Because each of the Advisor
Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients and because the trustee of the Plan is required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Synopsys, Inc., Cusip Number 871607107.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
- ------
         check whether the person filing is a:

     (a-g) Inapplicable.

     (h) This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.

Item 4.  Ownership.
- ------   ---------

     (a-c) The following table sets forth for each of the Advisor Entities and for the Plan the aggregate number of shares of the Common Stock of the Issuer beneficially owned by such person as of April 30, 1996, and the percentage which such shares constitute of the total number of shares outstanding, as reflected on the Issuers Form 10K for the Year ended December 31, 1995
(with beneficial ownership determined as set forth in Rule 13d-3 under the Exchange Act, but with beneficial ownership being expressly disclaimed). Messrs. Vilar and Tanaka, as the sole shareholders and directors of the Advisor Entities, share with each other investment and dispositive power as to all of the shares shown as owned by the Advisor Entities, who otherwise have sole investment and dispositive power with respect thereto, except that each client of the Advisor Entities has the unilateral right to terminate the advisory agreement with the Advisor Entity in question on notice which typically need not exceed 30 days. Mr. Vilar is sole trustee of the Plan.


Name                         No. of Shares                   Percent of Class
- ----                         -------------                   ----------------

Amerindo                       195,672                           0.47%

Amerindo UK                          0                           0.0%

Amerindo Panama                      0                           0.0%

Plan                                 0                           0.0%

Alberto W. Vilar               195,672                           0.47%

Gary A. Tanaka                 195,672                           0.47%

Item 5.  Ownership of Five Percent or Less of a Class.
- ------   --------------------------------------------

         Inapplicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
- ------   ---------------------------------------------------------------

         The subject shares are all owned by clients of the Advisor Entities or by the Plan. No such person's interest in the securities included in this report exceeds 5% of the class outstanding.

Item 7.  Identification and Classification of the Subsidiary Which
- ------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.


Item 8.  Identification and Classification of Members of the Group.
- ------   ---------------------------------------------------------

    (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Advisors (U.K.) Limited, a United Kingdom corporation whose principal executive offices are located at 43 Upper Grosvenor Street, London WIX 9PG England ("Amerindo UK"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama") the Amerindo Investment Advisors Inc. Profit Sharing Trust, whose address is 2655 Le Jeune Road, Coral Gables, Florida 33134 (the "Plan"), Alberto W. Vilar and Gary A. Tanaka (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo, Amerindo UK and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting changing or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended, and Amerindo UK is registered with the Investment Management Regulatory Organization in the United Kingdom. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities, and Mr. Vilar is sole trustee of the Plan (which is a qualified employee benefit plan). Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients and because the trustee of the Plan is required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Synopsys, Inc., Cusip Number 871607107.


Item 9.   Notice of Dissolution of Group.
- ------    ------------------------------


          Inapplicable.

Item 10.  Certification.
- -------   -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS (U.K.),
                                          LIMITED, a United Kingdom corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


                                          AMERINDO INVESTMENT ADVISORS INC.,
                                          a Panama corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


                                          AMERINDO INVESTMENT ADVISORS INC.,
                                          PROFIT SHARING TRUST


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE



                                              /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR


                                              /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA

                                    EXHIBIT A

                                 SYNOPSYS, INC.

                                  COMMON STOCK

                                   871607107


We hereby agree that the within Statement on Schedule 13G/A regarding our beneficial ownership of Common Stock is filed on behalf of each of us.


                                   AMERINDO INVESTMENT ADVISORS INC.,
                                   a California corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, PRESIDENT


                                   AMERINDO INVESTMENT ADVISORS (U.K.) LIMITED, a United Kingdom corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, DIRECTOR


                                   AMERINDO INVESTMENT ADVISORS, INC.,
                                   a Panama corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, DIRECTOR


                                   AMERINDO INVESTMENT ADVISORS INC.,
                                   PROFIT SHARING TRUST


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, TRUSTEE


                                        /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR


                                        /s/ Gary A. Tanaka
                                        --------------------------------------
                                        GARY A. TANAKA